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                         Independent Auditors' Consent

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1999 except for Note 11, as to which the date is February 3, 1999, in the Registration Statement and related Prospectus of YouNetwork Corporation.


         Our report dated January 20, 1999, except for Note 11, as to which the date is February 3, 1999, contains an explanatory paragraph that states that the Company's has incurred losses since inception and expects to incur losses for the foreseeable future raises substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainty.

                                         /s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
February 9, 1999